Orsus Xelent Announces New Audit Committee Chairman

NEW YORK, NY--October 31, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, announced today that Mr. Zhixiang Zhang, a director of the Company, has been appointed Chairman of the Audit Committee of the Board of Directors. He replaces Mr. Howard S. Barth, who for personal reasons, announced his resignation from this post and also as a director of the Company, thereby reducing the Orsus Board from seven members to six.

The Company noted that Mr. Zhang, 40, who has ably served as a Director of Orsus Xelent since February 7, 2007, brings considerable financial experience to his new position. He is the holder of a bachelors (taxation) and a masters degree (finance) from the Central University of Finance and Economics and has extensive experience in corporate financial management, audits and financial strategy. Currently, he serves as Financial Controller for Beijing Zhong Qi Tian Yuan Credit Management Co., Ltd. Previously, he was the Financial Controller for CECT-Chinacom Communications Co. LTD. Prior to these positions, Mr. Zhang served in key financial capacities at a variety of companies.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7838
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951